FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD FIRST QUARTER RESULTS,
50% Increase In Diluted EPS On A 45% Increase In Net Sales
Announces Three-For-Two Stock Split And Raises 2008 Guidance

New York, New York, May 7, 2008: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported record results for the first quarter ended March 31, 2008.

First Quarter 2008 Compared to First Quarter 2007:
•	Net sales rose 45% to $123.2 million from $85.1 million; at comparable foreign currency exchange rates, net sales were up 35% for the period;
•	European-based operations achieved sales of $110.6 million, a 46% increase compared to $75.6 million, in the same period last year;
•	Sales by U.S.-based operations rose 31% to $12.6 million from $9.5 million in the same period last year;
•
Gross margin was 60% compared to 61% with the slight decrease attributable to the effect of the decline of the U.S. dollar against the euro on European-based product sales to U.S. customers. Sales to these customers are denominated in dollars while costs are incurred in euro;

•	S, G & A expense as a percentage of sales was 45% compared to 47%;
•	Operating margins were 15.4% of net sales as compared to 13.9%;
•	Net income increased 50% to $8.7 million from $5.8 million; and,
•	Diluted earnings per share were $0.42, up 50% from $0.28.

Jean Madar, Chairman of the Board and Chief Executive Officer, pointed out, “As we reported last month, most of the gain in European-based sales was due to the 53% increase in Burberry fragrance sales (34% in local currency) with the successful worldwide launch of Burberry The Beat coupled with good performance by the brand’s existing lines. U.S.-based sales growth reflected the continued strength of our specialty retail business. Our ambitious 2008 new product launch schedule includes: a women’s scent Roxy Love, a men’s Quiksilver fragrance, and a Quiksilver suncare collection, plus a new ultra luxury women’s scent for Van Cleef & Arpels, Lanvin Rumeur 2 Rose and Jeanne Lanvin, a new Lanvin fragrance family as well as new fragrances for Paul Smith and S.T. Dupont.”

Mr. Madar continued, “On this side of the Atlantic, we continue to add new product, adapt existing ones, as well as replenish stock for our specialty retail partners. With regard to Brooks Brothers, we began to produce and ship some of Brooks Brothers existing product line in the second quarter of 2008 and we are moving forward in the development of our initial line of new Brooks Brothers fragrance products for men and women, which is scheduled to launch in their U.S. stores for the coming holiday season.”

Mr. Madar added, “As we announced last week, we have expanded our current relationship with Gap Inc. to include a licensing agreement for international distribution of personal care products through Gap and Banana Republic stores as well as select specialty and department stores outside the United States, including duty-free and other travel related retailers. The agreement is effective as of July 1, 2007 and expires December 31, 2011.”

(more)

Inter Parfums, Inc. News Release	Page 2
May 7, 2008

Russell Greenberg, Executive Vice President & CFO, pointed out, “While 2008 first quarter sales include a major contribution from the launch of Burberry, The Beat, a significant part of the advertising expenditures will fall into our second quarter as our license with Burberry does not require such expenditures to be incurred until our distributors ship such product to retailers.”

Mr. Greenberg continued, “Based upon the strength of the first quarter and our expectations for the remainder of the year, we are again raising our 2008 guidance to net sales of approximately $460 million and net income of approximately $26.8 million or $1.30 per diluted share (pre-split). This guidance assumes the dollar remains at current levels.”

Stock Split & Quarterly Dividend
The Company announced that its Board of Directors approved a three-for-two stock split in the form of a stock dividend to shareholders of record as of the close of business on May 15, 2008. Fractional shares will be rounded up to the nearest whole share. After this distribution, there will be approximately 30.6 million shares of common stock outstanding. Adjusted for the stock split, the Company’s next regular quarterly cash dividend of $.033 per share will be payable on July 15, 2008 to shareholders of record on June 30, 2008.

Conference Call
The management of Inter Parfums will host a conference call at 9:00 am EDT on May 8, 2008, to discuss first quarter results and other recent developments. Interested parties may participate by calling 706-679-3037, approximately 10 minutes before the start of the call. This conference call will also be distributed live over the Internet via the Investor Relations section of the Company’s web site at www.interparfumsinc.com. To listen to the live call, please go to the web site in advance to register, and if needed, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the web site.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Paul Smith, S.T. Dupont, Christian Lacroix, Quiksilver/Roxy, and Van Cleef & Arpels. The Company also owns Lanvin Perfumes and Nickel S.A., a men’s skin care company. It also produces personal care products for specialty retailers under exclusive agreements with Gap Inc., New York & Company and Brooks Brothers. In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. The Company’s products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2007 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	or	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836- 9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

(See Accompanying Tables)

Inter Parfums, Inc. News Release	Page 3
May 7, 2008

CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)
(Unaudited)
	Three months ended March 31,
	2008	2007

Net sales	$123,163	$85,120

Cost of sales	49,075	33,187

Gross margin	74,088	51,933

Selling, general and administrative	54,943	40,141

Income from operations	19,145	11,792

Other expenses (income):
Interest expense	1,071	582
Loss on foreign currency	367	114
Interest income	(613)	(799)
Gain on subsidiary’s issuance of stock	--	(157)

	825	(260)

Income before income taxes and minority interest	18,320	12,052

Income taxes	7,184	4,177

Income before minority interest	11,136	7,875

Minority interest in net income of consolidated subsidiary	2,428	2,082

Net income	$8,708	$5,793

Net income per share:
Basic	$0.43	$0.28
Diluted	$0.42	$0.28

Weighted average number of shares outstanding:
Basic	20,481	20,436
Diluted	20,539	20,620

Inter Parfums, Inc. News Release	Page 4
May 7, 2008

CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

ASSETS
	March 31, 2008	December 31, 2007
	(unaudited)
Current assets:
Cash and cash equivalents	$54,581	$90,034
Accounts receivable, net	140,086	118,140
Inventories	117,902	106,022
Receivables, other	4,697	5,928
Other current assets	6,528	5,253
Income tax receivable	166	168
Deferred tax assets	4,109	4,300

Total current assets	328,069	329,845

Equipment and leasehold improvements, net	7,845	7,262

Trademarks, licenses and other intangible assets, net	122,118	101,577

Goodwill	7,200	6,715

Other assets	689	653

	$465,921	$446,052

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Loans payable - banks	$11,974	$7,217
Current portion of long-term debt	17,529	16,215
Accounts payable - trade	77,711	88,297
Accrued expenses	36,015	35,507
Income taxes payable	6,396	3,023
Dividends payable	1,027	1,026

Total current liabilities	150,652	151,285

Long-term debt, less current portion	42,294	43,518

Deferred tax liability	9,936	4,664

Minority interest	52,405	53,925

Shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 20,415,117 and 20,532,141 shares at March 31, 2008 and December 31, 2007, respectively	20	21
Additional paid-in capital	40,268	40,033
Retained earnings	155,776	147,995
Accumulated other comprehensive income	43,120	30,955
Treasury stock, at cost, 6,332,161 and 6,202,637 common shares at March 31, 2008 and December 31, 2007, respectively	(28,550)	(26,344)

	210,634	192,660

	$465,921	$446,052